Exhibit 99.1

Bank of Commerce Holdings
NASDAQ: BOCH
Company Press Release
For information contact:
Michael C. Mayer, President & CEO
Telephone (530) 224-7361
Linda J. Miles, Chief Financial Officer
Telephone (530) 224-7318
www.reddingbankofcommerce.com

For immediate release:
Bank of Commerce Holdings, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ announces a cash dividend totaling $0.07 per share for the quarter — a 16.7% increase

REDDING, California, March 22, 2006/ PR Newswire— Michael C. Mayer, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $500 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ today announced a $0.07 cents per share dividend for the quarter.
“At the Board’s March meeting, management was requested to make its recommendation for a cash dividend. Based upon the quarterly dividend payment plan adopted in 2005, the Board of Directors has voted to pay a $0.07 per share dividend, a 16.7% increase over the prior year”, said Michael C. Mayer, President and CEO.
The $0.07 per share quarterly cash dividend will be paid to shareholders of record as of March 31, 2006, payable on April 7, 2006.
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, a division of Redding Bank of Commerce, Sutter Bank of Commerce, a division of Redding Bank of Commerce and Bank of Commerce Mortgage™, an affiliate of Redding Bank of Commerce and Roseville Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982. Redding Bank of Commerce has four full service offices. The full-service offices are located in Redding, California, and Roseville Bank of Commerce at Eureka, a division of RBC, is located in Roseville, California and the Roseville Bank of Commerce at Sunrise, a division of RBC located in Citrus Heights, California. Sutter Bank of Commerce to be located at 950 Tharp Road in Yuba City, California is scheduled to open during the first quarter 2006. Bank of Commerce Mortgage operates a full-service mortgage brokerage located at 1024 Mistletoe Lane, Redding, California.